Exhibit 107

Calculation of Filing Fee Table

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Form Type)

Trump Media & Technology Group Corp.
(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other (1)	13,836,215	(2)	$13.81	(1)	$191,078,129.15	0.00013810	$26,387.89
Total Offering Amounts							$191,078,129.15		$26,387.89
Total Fee Offsets									$—
Net Fees Due									$26,387.89

(1)
Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), on the Nasdaq Global Market on January 13, 2026, which date is within five business days prior to filing this registration statement.

(2)
Represents Common Stock that is authorized for issuance under the Trump Media & Technology Group Corp. 2024 Equity Incentive Plan (as amended and restated, the “Plan”). Pursuant to Rule 416(a) of the Securities Act, this registration statement also includes an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.